Exhibit (4.8)

Execution Version

EASTMAN KODAK COMPANY

March 11, 2026

Kennedy Lewis Management LP
225 Liberty Street
Suite 4210
New York, NY 10281

Reference is made to that letter agreement, dated December 5, 2025, by and among Kennedy Lewis Management LP, Kennedy Lewis Capital Partners Master Fund III LP, KLIM Delta HQC3 LP, Kennedy Lewis (EU) SPV LP, KLCP Co-Investment Opportunities III LP, and Eastman Kodak Company (the “Letter Agreement”). Eastman Kodak Company (the “Company”) is aware that Kennedy Lewis Capital Partners Master Fund III LP, KLIM Delta HQC3 LP, Kennedy Lewis (EU) SPV LP, and KLCP Co-Investment Opportunities III LP (each a “Fund”, and together, the “Funds”), investment funds managed by Kennedy Lewis Management LP (“Kennedy Lewis”), purchased from various third parties 1,000,000 shares of the Company’s 4.0% Series B Convertible Preferred Stock (the “4% Preferred Stock”) in the individual amounts reported by the Funds on a Form 4 filed with the Securities and Exchange Commission on December 5, 2025. If adopted, the Company’s Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) would rename the 4% Preferred Stock as 6.0% Series B Preferred Stock of the Company (the “Preferred Stock”), make changes to the dividend rate, adjust the conversion rate, and include certain redemption rights and other changes to the terms of such 4% Preferred Stock as detailed in the Certificate of Amendment. In consideration of the mutual covenants and agreements of the parties herein, Kennedy Lewis, the Funds and the Company hereby agree to amend and restate the Letter Agreement pursuant to this letter agreement (this “Agreement”) as follows to take effect upon the adoption of the Certificate of Amendment and apply to any shares of Preferred Stock held by the Funds upon the adoption of the Certificate of Amendment:

A Fund shall not have the right to elect to convert any shares of Preferred Stock, and the Company shall not effect any such conversion upon the election of a Fund, and any such conversion upon the election of a Fund shall be null and void and shall be cancelled ab initio and treated as if never made, to the extent that, after giving effect to the conversion set forth on the applicable notice of conversion, the Fund (together with the Fund’s Attribution Parties, as defined below) would collectively beneficially own a number of shares of common stock of the Company (“Common Stock”) in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Fund and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that are issuable upon (i) conversion of the remaining, unconverted shares of Preferred Stock beneficially owned by the Funds or any of their Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by a Fund or any of its Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Agreement, beneficial ownership shall be calculated in

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accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To ensure compliance with this restriction, the Fund will represent to the Company the aggregate number of shares of Common Stock beneficially owned by the Fund and its Attribution Parties each time it delivers a Notice of Conversion. For purposes of this Agreement, in determining the number of outstanding shares of Common Stock, a Fund may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Fund, the Company shall within two (2) business days thereof confirm orally and in writing to the Fund the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including shares of Preferred Stock, by a Fund or any of its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported or confirmed to a Fund. In the event that the issuance of shares of Common Stock to a Fund upon the election of such Fund to convert shares of Preferred Stock into Common Stock whereby such conversion would result in such Fund together with its Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which such Fund’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Fund and its Attribution Parties shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, any shares of Common Stock issued to a Fund upon the election of such Fund to convert shares of Preferred Stock into Common Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by such Fund or any of its Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1) under the Exchange Act. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Agreement to correct the provisions of this Agreement (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

For the avoidance of doubt, the restrictions set forth in this Letter Agreement shall not restrict the rights of the Company to exercise any its conversion rights pursuant to, and in accordance with, the terms of the Certificate of Amendment, or the issuance of Common Stock in connection therewith.

The “Beneficial Ownership Limitation” shall initially be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Preferred Stock held by a Fund. The Funds, upon not less than sixty-one (61) days’ prior written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Agreement. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The limitations contained in this Agreement may not be waived except as set forth in

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the following sentences of this Agreement. Notwithstanding any provision of this Agreement, (i) the Funds and (ii) subject to the next sentence, a majority of the members of the Board of Directors of the Company, may together agree to waive the provisions of this Agreement. If Persons (as defined below) affiliated with a Fund or its Attribution Parties constitute a majority of the members of the Board of Directors of the Company at the applicable time, the consent described in clause (ii) above shall instead be provided by a majority of the members of the Board of Directors of the Company that are not affiliated with the Funds or their Attribution Parties.

“Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including any funds (such as the Funds), feeder funds, or managed accounts, currently or from time to time after the date of this agreement, directly or indirectly managed or advised by Kennedy Lewis or any of its affiliates or principals, (ii) any direct or indirect affiliates (as defined in Rule 12b-2 under the Exchange Act) of the Funds, (iii) any Person acting or who could be deemed to be acting as a Section 13(d) “group” together with Kennedy Lewis, the Funds or any Attribution Parties and (iv) any other Persons whose beneficial ownership of Common Stock would or could be aggregated with Kenney Lewis, the Funds and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act.

If (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person (other than a wholly-owned Subsidiary in a redomestication merger) of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock) (in any such case, a “Fundamental Transaction”), then upon such Fundamental Transaction, the Funds and their Attribution Parties that hold shares of Preferred Stock shall receive in respect of and in exchange for and cancellation of their shares of Preferred Stock, to the extent applicable, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then issuable upon conversion of the shares of Preferred Stock held by such Fund or Attribution Party (as determined in accordance with the Company’s Certificate of Incorporation, including any caps on the applicable conversion rate as set forth in Section III.A.7 or Section III.A.8 thereof) in full

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without regard to any limitations on conversion contained in this Agreement (the “Alternate Consideration”). For the purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof. The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous conversion of the shares of Preferred Stock or (ii) prior to or substantially simultaneously with the consummation thereof, the Funds and their respective Attribution Parties receive the Alternate Consideration that they are entitled to receive in accordance with this paragraph or any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Funds and their Attribution Parties such Alternate Consideration as, in accordance with the foregoing provisions.

The sole remedy of the Funds or Kennedy Lewis against the Company for effecting a conversion of shares of Preferred Stock in violation of this Agreement shall be the right to specifically enforce the reversal of the effects of such conversion on the books and records of the Company to reflect that such conversion was null and void and was cancelled ab initio and treated as if never made. The Funds and Kennedy Lewis agree to take any actions necessary to surrender to the transfer agent of the Company (the “Transfer Agent”) any shares of Common Stock issued in violation of this Agreement and to provide to the Transfer Agent any acknowledgements or other documentation reasonably requested by such transfer agent for purposes of effecting such reversal.

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Accepted and agreed this 11th day of March 2026.

Kennedy Lewis Management LP

By: /s/ Doug Gerowski
Name: Doug Gerowski
Title: Authorized Signatory

Kennedy Lewis Capital Partners Master Fund III LP

By: Kennedy Lewis Management LP, its Investment Advisor

By: /s/ Doug Gerowski

Name: Doug Gerowski

Title: Authorized Signatory

KLIM Delta HQC3 LP

By: Kennedy Lewis Management LP, its Investment Advisor

By: /s/ Doug Gerowski

Name: Doug Gerowski

Title: Authorized Signatory

Kennedy Lewis (EU) SPV LP

By: Kennedy Lewis Management LP, its Investment Advisor

By: /s/ Doug Gerowski

Name: Doug Gerowski

Title: Authorized Signatory

[Signature Page to A&R Beneficial Ownership Side Letter]

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KLCP Co-Investment Opportunities III LP

By: Kennedy Lewis Management LP, its Investment Advisor

By: /s/ Doug Gerowski

Name: Doug Gerowski

Title: Authorized Signatory

Eastman Kodak Company

By: /s/ Roger W. Byrd
Name: Roger Byrd
Title: General Counsel, Secretary and SVP

[Signature Page to A&R Beneficial Ownership Side Letter]

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